Exhibit 99.1

FOR RELEASE:	April 28, 2021

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FIRST QUARTER 2021 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (NASDAQ: SLCT) (the “Company”), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended March 31, 2021 of $6.3 million with basic and diluted earnings per share of $0.36, compared to net income of $1.1 million with basic and diluted earnings per share of $0.06 for the comparative quarter ended March 31, 2020. The increase in net income in the first quarter of 2021 compared to 2020 was primarily attributable to an increase in earnings from the three additional western North Carolina branches that were acquired in April of 2020, an increase in non-interest income and a reduction in the provision for loan losses.

Total assets, deposits, and gross loans for the Company as of March 31, 2021 were $1.8 billion, $1.6 billion, and $1.3 billion, respectively, compared to total assets of $1.3 billion, total deposits of $982.7 million, and gross loans of $1.0 billion as of the same date in 2020.

Comments of the Chief Executive Officer and Other Matters

William Hedgepeth, President and Chief Executive Officer of the Company, stated, “We are very pleased with our first-quarter earnings. Our markets are rebounding even with the lingering effects of the COVID-19 pandemic. Many of the businesses in the communities we serve are growing and are posting stronger revenues and profits. These businesses have adapted their operations for things such as limited occupancy, having some employees working remotely, revising product and service offerings, changes in hours of operations and implementing other changes to ensure their success. We have assisted our customers in our markets with additional Paycheck Protection Program, or PPP loans, expedited loan renewals and quicker loan decisions. During the first quarter we had strong loan growth of $37.9 million, an increase in deposits of $96.8 million and we increased total assets by $102.3 million. Our mortgage and SBA departments had their strongest quarter yet increasing fee income by $192,000 over the first quarter of 2020. We are very pleased with the growth in our newer western North Carolina markets, and in Holly Springs (Raleigh area), Cornelius (Charlotte area) and Virginia Beach. We are expecting continued franchise growth related to those strategic initiatives. We have worked very hard on our net interest margin and are pleased to report it was 4.02% for the first quarter this year. It has been extremely difficult to maintain our margin at this level but I can assure you it is constantly at the forefront of our daily decisions.”

Hedgepeth continued, “Our asset quality has remained very strong and has even improved when compared to the pre-pandemic first quarter of 2020 and the fourth quarter of 2020. Past dues, nonaccruals and foreclosed real estate were lower at March 31, 2021 when compared to either March 31, 2020 or December 31, 2020. Our staff has worked diligently with our customers to understand the issues and challenges they are facing. Our PPP loan portfolio was approximately $51.2 million at the end of March 2021 and is down approximately $4.3 million since year end. In Phase 1 we originated 1,249 PPP loans for $97.0 million. As of March 31, 2021, we had 1,067 PPP loans that were forgiven totaling $81.4 million. In Phase 3 we have originated $35.6 million as of March 31, 2021. At the height of the pandemic we granted 419 loan deferrals related to COVID-19 for $219.6 million. As of March 31, 2021, we had 18 loan deferrals related to COVID-19 totaling $16.8 million. Based on our asset quality numbers our allowance for loan loss was reduced slightly from year-end, but we believe it is sufficient to absorb any losses in the near future. The country is not out of the pandemic yet so we will continue to provide additional staff resources, together with an ‘all hands-on deck’ philosophy to facilitate as many customer requests as possible. We will continue to work with our customers by assisting them with any stimulus programs in the future.”

“We stated last year that all of us are dealing with unprecedented times, and it was paramount that we remain flexible and accommodate the needs of the communities in which we operate. All of our branch lobbies are now open for business transactions while keeping the health and safety of our customers and employees as our primary objective. As we continue to proceed through the recovery process of the pandemic, we will remain mindful of the changes in the operational activities our customers adopted to address the effects of social distancing measures, occupancy limitations and other challenges that influenced how they interacted with their customers. We believe crafting financial solutions which enable and enhance our customers’ relationships with their customers further strengthens business partnerships during these times.”

Other matters of interest to shareholders are:

•	The Company repurchased 286,799 shares of Company common stock during the first quarter of 2021 under the repurchase plan authorized by the Board of Directors. The Company may repurchase up to an additional 264,099 shares of its common stock under the repurchase plan.

•	Loan growth was over $37.9 million in the first quarter of 2021.

Net Interest Income and Net Interest Margin

Net interest income was $15.9 million and $11.5 million for the first quarter of 2021 and 2020, respectively. On a comparative quarter basis, the Company’s total interest income was positively affected by increased loan balances due to branch acquisitions and organic growth. The increase in interest income was partially offset by a decreasing loan yield, an increase in securities balances at a lower yield, plus the reduction in other earning assets at a lower yield. Average total interest-earning assets were $1.6 billion and $1.1 billion in the first quarter of 2021 and 2020, respectively. The yield on those assets decreased 44 basis points, from 4.98% in the first quarter of 2020 to 4.54% for the same period in 2021. This was primarily due to lower rates on recently originated loans and a reduction of accretion from acquired loans on a comparative quarter basis.

The Company’s average interest-bearing liabilities increased by $325.1 million, to $1.1 billion for the quarter ended March 31, 2021, from $788.4 million for the first quarter of 2020. Low-cost savings, NOW and money market deposits increased $397.6 million while the cost of transactional deposits increased from 0.43% to 0.52%, or 9 basis points year over year. The cost of total deposits decreased from 1.25% in the first quarter of 2020 to 0.72% in the first quarter of 2021 due to the decrease in the cost of time deposits. During the first quarter of 2021, the Company’s net interest margin was 4.02% and net interest spread was 3.79%. In the first quarter of 2020, net interest margin was 4.03% and net interest spread was 3.59%.

Provision for Loan Losses and Asset Quality

During the first quarter of 2021, the Company recorded a recovery of provision for loan losses (of $777,000), based primarily on adjustments to qualitative allowance factors and improved economic performance metrics related to the economic impact of the COVID-19 pandemic. A discount of 0.10% that was applied to all loan pools for factors related to the economic impact of COVID-19 for the prior quarter was removed. This removal resulted from increased availability of COVID-19 vaccines, stimulus packages, and more relaxed restrictions on businesses. We granted payment extensions on approximately 18 commercial and consumer loans totaling $16.8 million related to the impact of COVID-19 for the quarter.  On a comparative quarter basis, the Company recorded a provision for loan losses of $2.3 million for the first quarter of 2020, based primarily on adjustments to qualitative loan factors related to the pandemic trends in the loan portfolio present during that quarter. In the first quarter of 2021, the Company recorded net charge-offs of $144,000 compared to net charge-offs of $11,000 in the first quarter of 2020.  These charge-offs resulted in a net charge-off rate of 0.04% of average loans for the current quarter, compared to a net charge-off rate of 0.00% in the first quarter of 2020.

Non-interest Income

Non-interest income for the quarter ended March 31, 2021 was $1.7 million, an increase of $238,000 from $1.4 million in the first quarter of 2020. Service charges on deposit accounts totaled $256,000 for the quarter ended March 31, 2021, compared to $338,000 for the first quarter in 2020, representing a $82,000 decrease on a comparative quarter basis. Other non-deposit fees and income increased $128,000 from the first quarter of 2020 to the first quarter of 2021. Fees of $288,000 from presold mortgages and $197,000 from SBA loans totaled $485,000 in the first quarter of 2021, which represented an increase of $192,000 from the $293,000 of fees in the first quarter of 2020. The Company did not sell any investment securities in the first quarter of 2021 or 2020.

Non-interest Expense

Non-interest expenses increased by $949,000 to $10.2 million for the quarter ended March 31, 2021, from $9.2 million for the same period in 2020. In general, most categories of non-interest expenses increased, primarily due to an increase in expenses related to our western North Carolina branches acquired in April 2020. The following are highlights of the significant categories of non-interest expenses during the first quarter of 2021 versus the same period in 2020:

•	Personnel expenses increased $500,000 to $6.1 million, due to additional branch personnel and cost-of-living increases.

•	Occupancy expenses increased $59,000, primarily due to additional branches, repairs and maintenance and increased rent expense due to normal rent escalation.

•	FDIC insurance premium expense increased $392,000 due to increased assets from acquisition and growth.

•	CDI expense decreased $28,000 due to amortization.

•	Professional fees increased by $90,000 to $462,000.

•	Other expenses increased by $112,000 due primarily to increased branches.

Income Taxes

The Company’s effective tax rate was 22.6% and 20.2% for the quarters ended March 31, 2021 and 2020, respectively.

Balance Sheet

Total assets at March 31, 2021 were $1.8 billion, an increase of $568.8 million from a year earlier. Gross loans at March 31, 2021 were $1.3 billion, up $302.8 million or 29.1% from a year earlier, and total deposits were $1.6 billion, an increase of $600.0 million or 61.1% from a year earlier.

Retail deposits (excluding brokered deposits and internet time deposits) grew at a rate of 102.7% or $614.3 million as of March 31, 2021 compared to the same period in 2020. Wholesale deposits decreased from $19.5 million at March 31, 2020 to $3.2 million at March 31, 2021 as we continue emphasizing core deposit growth to replace wholesale deposits.

About Select Bank & Trust Company

Select Bank & Trust has 22 full-service offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Cornelius (Charlotte area), Elizabeth City, Fayetteville, Franklin, Goldsboro, Greenville, Highlands, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, Sylva and Wilmington, North Carolina; in the following South Carolina communities: Blacksburg and Rock Hill; and in Virginia Beach, Virginia. The Bank also has loan production offices in Wilson, Durham and Winston-Salem, North Carolina.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included in the tables that accompany this release.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: the ongoing COVID-19 pandemic and measures intended to prevent its spread, which include wide disruptions to business activity that may impact the financial strength of our borrowers; our ability to manage growth or achieve it at all; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our acquisition activity and branch divestures and consolidations; regulatory changes; impacts from the recent presidential election, change in congressional leadership, and change in executive branch leadership, including regulatory agendas that may impact the business climate in which we operate; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

###

SELECT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)

		(Dollars in thousands)
ASSETS

Cash and due from banks	$22,533	$23,324	$25,068	$24,037	$20,030
Interest-earning deposits in other banks	133,884	87,399	249,541	157,521	35,544
Certificates of deposit	250	-	-	-	-
Federal funds sold	4,966	5,364	8,046	9,726	11,673
Investment securities available for sale, at fair value	208,648	194,492	87,434	62,958	64,738
Loans held for sale	3,953	2,064	2,945	3,455	1,606
Loans	1,342,316	1,304,384	1,283,457	1,249,999	1,039,514
Allowance for loan losses	(13,187)	(14,108)	(13,561)	(12,054)	(10,586)
NET LOANS	1,329,129	1,290,276	1,269,896	1,237,945	1,028,928

Accrued interest receivable	4,991	5,110	4,486	4,400	3,839
Stock in Federal Home Loan Bank of Atlanta, at cost	862	1,147	3,059	3,059	3,059
Other non-marketable securities	655	709	718	718	718
Foreclosed real estate	1,968	2,172	3,237	3,561	3,737
Premises and equipment, net	20,222	20,587	20,883	20,893	17,868
Right of use lease asset	8,358	8,558	8,756	8,953	8,414
Bank owned life insurance	30,586	30,432	30,271	30,110	29,950
Goodwill	42,907	42,907	41,914	41,914	24,579
Core deposit intangible ("CDI")	1,363	1,513	1,677	1,856	1,431
Other assets	17,054	13,991	14,015	7,854	7,380
TOTAL ASSETS	$1,832,329	$1,730,045	$1,771,946	$1,618,960	$1,263,494

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$448,835	$395,916	$408,209	$400,098	$250,031
Savings	55,184	51,843	51,629	52,597	41,815
Money market and NOW	708,172	649,677	610,275	495,609	306,051
Time	370,446	388,381	402,667	390,449	384,754
TOTAL DEPOSITS	1,582,637	1,485,817	1,472,780	1,338,753	982,651

Short-term debt	-	-	20,000	20,000	20,000
Long-term debt	12,372	12,372	37,372	37,372	37,372
Lease Liability	8,766	8,930	9,089	9,243	8,669
Accrued interest payable	206	246	449	457	536
Accrued expenses and other liabilities	15,859	7,312	18,889	1,597	2,181
TOTAL LIABILITIES	1,619,840	1,514,677	1,558,579	1,407,422	1,051,409

Shareholders' Equity
Common stock	17,227	17,507	17,787	17,863	18,056
Additional paid-in-capital	132,400	135,058	137,130	137,559	138,788
Retained earnings	67,178	60,838	56,917	54,460	53,779
Common stock issued to deferred compensation trust	(2,449)	(2,416)	(2,352)	(2,553)	(2,791)
Directors' Deferred Compensation Plan Rabbi Trust	2,449	2,416	2,352	2,553	2,791
Accumulated other comprehesive income (loss)	(4,316)	1,965	1,533	1,656	1,462
TOTAL SHAREHOLDERS' EQUITY	212,489	215,368	213,367	211,538	212,085

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,832,329	$1,730,045	$1,771,946	$1,618,960	$1,263,494

SELECT BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020*	December 31, 2019*

			(Dollars in thousands, except for share amounts)
INTEREST INCOME
Loans	$17,035	$17,901	$15,404	$14,086	$13,589	$60,980	$54,605
Federal funds sold and interest-earning deposits in other banks	25	52	54	33	168	307	1,838
Investments	920	752	367	381	421	1,921	2,003
TOTAL INTEREST INCOME	17,980	18,705	15,825	14,500	14,178	63,208	58,446

INTEREST EXPENSE
Money market, NOW and savings deposits	924	1,041	891	648	348	2,928	1,616
Time deposits	1,038	1,269	1,415	1,576	1,931	6,191	8,061
Short-term debt	16	131	145	141	87	504	62
Long-term debt	71	240	263	281	352	1,136	1,817
TOTAL INTEREST EXPENSE	2,049	2,681	2,714	2,646	2,718	10,759	11,556

NET INTEREST INCOME	15,931	16,024	13,111	11,854	11,460	52,449	46,890

PROVISION FOR (RECOVERY OF) LOAN LOSSES	(777)	400	1,638	1,933	2,273	6,244	438

NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	16,708	15,624	11,473	9,921	9,187	46,205	46,452

NON-INTEREST INCOME
Fees on the sale of mortgages	485	248	517	355	293	1,413	753
Gain on securities	-	-	-	-	-	-	48
Service charges on deposit accounts	256	291	257	206	338	1,092	1,161
Other fees and income	941	1,002	950	850	813	3,615	3,457
TOTAL NON-INTEREST INCOME	1,682	1,541	1,724	1,411	1,444	6,120	5,419

NON-INTEREST EXPENSE
Personnel	6,132	5,977	5,742	5,786	5,632	23,137	20,278
Occupancy and equipment	990	986	1,008	986	931	3,911	3,695
Deposit insurance	380	374	370	76	(12)	808	184
Professional Fees	462	430	399	451	372	1,652	1,886
CDI amortization	151	164	179	195	179	717	825
Merger/acquisition related expenses	-	-	7	709	39	755	406
Information systems	1,046	1,049	1,043	972	1,038	4,102	3,492
Foreclosed-related expenses	(140)	342	228	187	5	762	140
Debt extinguishment	-	1,616	-	-	-	1,616	-
Other	1,175	1,193	1,091	1,140	1,063	4,487	4,234
TOTAL NON-INTEREST EXPENSE	10,196	12,131	10,067	10,502	9,247	41,947	35,140

INCOME BEFORE INCOME TAXES	8,194	5,034	3,130	830	1,384	10,378	16,731

INCOME TAXES	1,854	1,113	673	149	280	2,215	3,696
NET INCOME	$6,340	$3,921	$2,457	$681	$1,104	$8,163	$13,035
NET INCOME PER COMMON SHARE OUTSTANDING
Basic	$0.36	$0.22	$0.14	$0.04	$0.06	$0.46	$0.69
Diluted	$0.36	$0.22	$0.14	$0.04	$0.06	$0.45	$0.68

WEIGHTED AVERAGE COMMON
Basic Outstanding Shares	17,386,715	17,637,540	17,847,913	18,013,863	18,255,351	17,937,596	19,016,808
Diluted Outstanding Shares	17,415,680	17,661,922	17,866,822	18,030,136	18,287,064	17,961,258	19,063,237

   * Audited

Select Bancorp, Inc.

Asset quality

	For Periods Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020	December 31, 2019

	(Dollars in thousands, except for share amounts, unaudited)
Non-accrual loans	$6,095	$6,790	$7,695	$7,979	$7,201	$6,790	$5,941
Accruing TDRs	7,072	7,506	6,044	6,420	5,619	7,506	6,207
Total non-performing loans	13,167	14,296	13,739	14,399	12,820	14,296	12,148
Foreclosed real estate	1,968	2,172	3,237	3,561	3,737	2,172	3,533
Total non-performing assets	$15,135	$16,468	$16,976	$17,960	$16,557	$16,468	$15,681

Accruing loans past due 90 days or more	$1,673	$802	$1,548	$1,326	$1,182	$802	$1,231
Allowance for loan losses	$13,187	$14,108	$13,561	$12,054	$10,586	$14,108	$8,324

Allowance for loans to period end loans	0.98%	1.08%	1.06%	0.96%	1.02%	1.08%	0.81%
Non-performing loans & accruing loans past due 90 days or more to period ending loans	1.11%	1.16%	1.19%	1.26%	1.35%	1.16%	1.30%
Non-performing loans to period ending loans	0.98%	1.10%	1.07%	1.15%	1.23%	1.10%	1.18%
Allowance for loans to non-performing loans	100%	99%	99%	84%	83%	99%	69%
Allowance for loans to non-performing Assets	87%	86%	80%	67%	64%	86%	53%
Allowance for loans to non-performing Assets and accruing loans past due 90 days or more	78%	82%	73%	63%	60%	82%	49%
Non-performing assets to total assets	0.83%	0.95%	0.96%	1.11%	1.31%	0.95%	1.23%
Non-performing assets to accruing loans past due 90 days or more to total assets	0.92%	1.00%	1.05%	1.19%	1.40%	1.00%	1.33%

SELECT BANCORP, INC.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data, unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020	December 31, 2019
Net interest margin:
Net Interest Margin-tax equivalent (1)	$16,014	$16,075	$13,141	$11,883	$11,489	$52,588	$47,037
Purchased loan accretion and early payoff charges	(379)	(506)	(455)	(620)	(105)	(1,581)	(904)
Net Interest Margin(2) (Non-GAAP)	$15,635	$15,569	$12,686	$11,263	$11,384	$51,007	$46,133

Loans receivable interest income:
Loans receivable interest income	$17,035	$17,913	$15,415	$14,097	$13,600	$61,025	$54,645
Purchased loan accretion and early payoff charges	(379)	(506)	(455)	(620)	(105)	(1,581)	(904)
Loans receivable interest income (Non-GAAP)	$16,656	$17,407	$14,960	$13,477	$13,495	$59,444	$53,741

Acquired and non-acquired loans:
Acquired loans recievable	$163,428	$180,152	$199,794	$213,466	$122,363	$180,152	$129,595
Non-acquired loans receivable	1,178,888	1,124,232	1,083,663	1,036,533	917,151	1,124,232	900,380
Total gross loans receivable	$1,342,316	$1,304,384	$1,283,457	$1,249,999	$1,039,514	$1,304,384	$1,029,975
% Acquired	12.2%	13.8%	15.6%	17.1%	11.8%	13.8%	12.6%

Non-acquired loans	$1,178,888	$1,124,232	$1,083,663	$1,036,533	$917,151	$1,124,232	$900,380
Allowance for loan losses	13,187	14,108	13,561	12,054	10,586	14,108	8,324
Allowance for loan losses to non-acquired loans (Non-GAAP)	1.12%	1.25%	1.25%	1.16%	1.15%	1.25%	0.92%

Total gross loan receivable	$1,342,316	$1,304,384	$1,283,457	$1,249,999	$1,039,514	$1,304,384	$1,029,975
Allowance for loan losses	13,187	14,108	13,561	12,054	10,586	14,108	8,324
Allowance for loan losses to total gross loans receivable	0.98%	1.08%	1.06%	0.96%	1.02%	1.08%	0.81%

	For Periods Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020	December 31, 2019
Tangible common equity
Total shareholders' equity	$212,489	$215,368	$213,367	$211,538	$212,085	$215,368	$212,775
Adjustment:
Goodwill	42,907	42,907	41,914	41,914	24,579	42,907	24,579
Core deposit intangibles	1,363	1,513	1,677	1,856	1,431	1,513	1,610
Tangible common equity	$168,219	$170,948	$169,776	$167,768	$186,075	$170,948	$186,586
Common shares outstanding(3)	17,227,104	17,507,103	17,786,552	17,862,554	18,055,692	17,507,103	18,330,058
Book value per common share(4)	$12.33	$12.30	$12.00	$11.84	$11.75	$12.30	$11.61
Tangible book value per common share(5)	$9.76	$9.76	$9.55	$9.39	$10.31	$9.76	$10.18

(1)	Net interest margin-tax equivalent reflects tax-exempt income on a tax-equivalent basis.
(2)	Net interest margin-core and yield on loans - core excludes the impact of purchase accounting accretion, loan payoff charges and related deferred fees recognized related to early loan repayments.
(3)	Excludes the dilutive effect of common stock issuable upon exercise of stock options.
(4)	We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(5)	We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	For the Quarter Ended					For the Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2020	2020	2020	2020	2020	2019	2018
Summary of Operations:
Total interest income	$17,980	$18,705	$15,825	$14,500	$14,178	$63,208	$58,446	$56,835
Total interest expense	2,049	2,681	2,714	2,646	2,718	10,759	11,556	9,450
Net interest income	15,931	16,024	13,111	11,854	11,460	52,449	46,890	47,385
Provision for (recovery of) loan losses	(777)	400	1,638	1,933	2,273	6,244	438	(156)
Net interest income after provision	16,708	15,624	11,473	9,921	9,187	46,205	46,452	47,541
Noninterest income	1,682	1,541	1,724	1,411	1,444	6,120	5,419	4,701
Merger/acquisition related expenses	-	-	7	709	39	755	406	1,826
Noninterest expense	10,196	12,131	10,060	9,793	9,208	41,192	34,734	32,724
Income before income taxes	8,194	5,034	3,130	830	1,384	10,378	16,731	17,692
Provision for income taxes	1,854	1,113	673	149	280	2,215	3,696	3,910
Net Income	6,340	3,921	2,457	681	1,104	8,163	13,035	13,782

Share and Per Share Data:
Earnings per share - basic	$0.36	$0.22	$0.14	$0.04	$0.06	$0.46	$0.69	$0.87
Earnings per share - diluted	$0.36	$0.22	$0.14	$0.04	$0.06	$0.45	$0.68	$0.87
Book value per share	$12.33	$12.30	$12.00	$11.84	$11.75	$12.30	$11.61	$10.85
Tangible book value per share(1)	$9.76	$9.76	$9.55	$9.39	$10.31	$9.76	$10.18	$9.47
Ending shares outstanding	17,227,104	17,507,103	17,786,552	17,862,554	18,055,692	17,507,103	18,330,058	19,311,505
Weighted average shares outstanding:
Basic	17,386,715	17,637,540	17,847,913	18,013,863	18,255,351	17,937,596	19,016,808	15,812,585
Diluted	17,415,680	17,661,922	17,866,822	18,030,136	18,287,064	17,961,258	19,063,237	15,877,633

Selected Performance Ratios:
Return on average assets(2)	1.46%	0.87%	0.58%	0.18%	0.35%	0.52%	1.03%	1.12%
Return on average equity(2)	11.90%	7.26%	4.56%	1.28%	2.07%	3.81%	6.08%	8.51%
Net interest margin	4.02%	4.10%	3.73%	3.45%	4.03%	3.79%	4.04%	4.19%
Efficiency ratio (3)	57.89%	69.06%	67.82%	73.83%	71.36%	70.32%	66.40%	62.83%

Period End Balance Sheet Data:
Gross loans	$1,342,316	$1,304,384	$1,283,457	$1,249,999	$1,039,514	$1,304,384	$1,029,975	$986,040
Total interest-earning assets	1,613,526	1,529,322	1,429,614	1,222,416	1,137,010	1,529,322	1,167,857	1,119,344
Goodwill	42,907	42,907	41,914	41,914	24,579	42,907	24,579	24,579
Core deposit intangible	1,363	1,513	1,677	1,856	1,431	1,513	1,610	2,085
Total assets	1,832,329	1,730,045	1,771,946	1,618,960	1,263,494	1,730,045	1,275,076	1,258,525
Deposits	1,582,637	1,485,817	1,472,780	1,338,753	982,651	1,485,817	992,838	980,427
Short-term debt	-	-	20,000	20,000	20,000	-	-	7,000
Long-term debt	12,372	12,372	37,372	37,372	37,372	12,372	57,372	57,372
Shareholders' equity	212,489	215,368	213,367	211,538	212,085	215,368	212,775	209,611

Selected Average Balances:
Gross Loans	$1,322,031	$1,288,138	$1,255,027	$1,193,985	$1,020,630	$1,189,894	$1,004,051	$987,634
Total interest-earning assets	1,613,963	1,561,104	1,403,106	1,321,172	1,147,631	1,386,187	1,164,149	1,119,344
Core Deposit Intangible	1,423	1,572	1,743	1,529	1,507	1,588	1,812	2,547
Total Assets	1,761,938	1,784,289	1,683,174	1,520,278	1,255,943	1,561,865	1,268,728	1,228,576
Deposits	1,516,612	1,499,162	1,399,840	1,237,343	972,162	1,278,068	981,132	989,838
Short-term debt	-	17,609	20,000	20,000	12,747	17,596	3,414	21,393
Long-term debt	12,372	34,383	37,438	37,438	44,625	38,440	57,372	49,357
Shareholders' equity	216,007	214,861	214,277	213,796	214,502	214,360	214,324	161,953

Asset Quality Ratios:
Nonperforming loans (4)	$13,167	$14,296	$13,739	$14,399	$12,820	$14,296	$12,148	$11,635
Other real estate owned	1,968	2,172	3,237	3,561	3,737	2,172	3,533	1,088
Allowance for loan losses	13,187	14,108	13,561	12,054	10,586	14,108	8,324	8,669
Nonperforming loans (4) to period-end loans	0.98%	1.10%	1.07%	1.15%	1.23%	1.10%	1.18%	1.18%
Allowance for loan losses to period-end loans	0.98%	1.08%	1.06%	0.96%	1.02%	1.08%	0.81%	0.88%
Delinquency ratio (5)	0.26%	0.46%	0.17%	0.22%	0.43%	0.46%	0.34%	0.19%
Net loan charge-offs (recoveries) to average loans (2)	0.04%	-0.05%	0.04%	0.16%	0.00%	0.04%	0.08%	0.00%

(1)	Tangible book value per share (a non GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table above for a reconciliation of this non-GAAP measure.
(2)	Annualized.
(3)	Efficiency ratio is calculated as a non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Nonperforming loans consist of non-accrural loans and accruing TDR loans.
(5)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.